EXHIBIT 99.1
News Release
For Immediate Release

Applied Industrial Technologies Elects New Board Member

CLEVELAND, OHIO (August 13, 2024) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today announced that Richard J. Simoncic has been elected to its Board of Directors.

“We are very pleased to welcome Rich to the Applied Board,” said Peter C. Wallace, the Company’s Chairman. “His experience in global operations, distribution, supply chain management, and manufacturing adds significant knowledge and experience to the Board.”

Neil A. Schrimsher, President & Chief Executive Officer, added, “We look forward to leveraging Rich’s perspectives and expertise as we continue to enhance the Company’s growth profile and increase stakeholder value. As a leader for a technology manufacturer – including serving many similar markets as Applied – Rich will provide valuable insight as we continue to expand our Engineered Solutions segment, gain exposure to new vertical markets, and leverage our technical capabilities.”

Simoncic, 61, has served in executive leadership roles at Microchip Technology Inc. since 1999, including as Chief Operating Officer, as well as Executive Vice President, Senior Vice President, and Vice President of its Analog Power and Interface Business. NASDAQ-listed Microchip Technology Inc. is a leading provider of smart, connected, and secure embedded control solutions. Simoncic holds a Bachelor of Science degree in electrical engineering technology from DeVry Institute of Technology.

The appointment of Simoncic comes ahead of the departure of Dan P. Komnenovich in October 2024, pursuant to the Company’s guidelines that provide for retirement after a Director reaches the age of 72. “We thank Dan for his invaluable contributions over the past 12 years,” said Schrimsher. Following this appointment and retirement, the Applied Board will remain at nine Directors, eight of whom are independent, including the Chairman.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

# # #

CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com